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                               EXHIBIT 11

                   FRED MEYER, INC. AND SUBSIDIARIES

                COMPUTATION OF EARNINGS PER COMMON SHARE

                (in thousands, except per share amounts)

                              (unaudited)


                                                     52 Weeks Ended
                                             ------------------------------
                                             Jan. 28,  Jan. 29,    Jan. 30,
                                             1995      1994        1993
                                             -------   -------     -------
Weighted average number
  of shares outstanding. . . . . . . . . .   26,514      25,878    24,874

Weighted average number
  of shares under option . . . . . . . . .    3,452       4,032     4,108

Shares assumed to have
  been purchased under the
  treasury stock method. . . . . . . . . .   (1,341)     (1,535)   (1,536)
                                              -----       -----     -----
Weighted average number
  of common and common
  equivalent shares outstanding. . . . . .   28,625      28,375    27,446
                                             ======      ======    ======

Net income before the effect
  of an accounting change. . . . . . . . .   $7,168     $70,904   $60,587

Effect of an accounting change . . . . . .     ---       (2,588)      ---
                                              -----      ------    ------
Net income (loss). . . . . . . . . . . . .   $7,168     $68,316   $60,587
                                              =====      ======    ======


Earnings per common share on:

  Net income before the effect
    of an accounting change. . . . . . . .     $.25       $2.50     $2.21

  Effect of an accounting change . . . . .      ---       (0.09)      ---
                                                ---        ----      ----
Net Income . . . . . . . . . . . . . . . .     $.25       $2.41     $2.21
                                                ===        ====      ====
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